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                       AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION

                                OF

             AMERICAN CENTURION LIFE ASSURANCE COMPANY


                             ARTICLE I

The name of this Corporation shall be:

          American Centurion Life Assurance Company

                            ARTICLE II

The principal office of this Corporation shall be located in the County and State of New York.

                            ARTICLE III

Section 1. The kind or kinds of insurance to be transacted by the Corporation are those kinds specified in Paragraph "(1)", "(2)" and "(3)", Section 1113(a), of Article 11 of the Insurance Law of the
State of New York, as follows:

     1. "Life insurance," means every insurance upon the lives of human beings and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

     2. "Annuities," means all agreements to make periodical payments where the making or continuance of all or of some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid to the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

     3.   "Accident and health insurance," means

          (a) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment
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               or bodily injury, including insurance providing
               disability benefits pursuant to article nine of the workmen's compensation law, except as specified in subparagraph (b) following; and

          (b) Non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

Section 2. The Corporation shall also have the power to cede, reinsure and/or assume the above described kinds of insurance subject to the Insurance Law and the rules and regulations of the Insurance Department of the State of New York.

Section 3. The foregoing enumeration of specific kinds of insurance shall not be held to limit or restrict the powers of the Corporation to carry on any other business to the extent necessarily or properly incidental to such kinds of insurance.

Section 4. Upon receipt of a special permit from the Superintendent of Insurance and in compliance with the New York Insurance Law, (Section 4231 thereof) the Corporation shall have the power to permit its policyholders from time to time to participate in the profits of its operations, and for this purpose to make reasonable classifications of policies, in each instance as the Board of Directors may determine and as may be permitted or required by law.

                            ARTICLE IV

The mode and manner in which the corporate powers of the Corporation shall be exercised is through a Board of Directors and through such Committees of the Board of Directors, officers and agents as such Board and the By-Laws of the Corporation shall empower.

                             ARTICLE V

Section 1. The number of the directors of the Corporation shall not be less than thirteen (13) nor more than twenty-three (23) and shall be determined by the provisions of the By-Laws, or subject to the provisions of the By-Laws, the exact number of Directors shall be fixed by resolution of the Board of Directors. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 2. The directors shall be elected by ballot at each annual meeting of the stockholders of the corporation, and the directors so elected shall hold office for one year and until their respective successors shall have been elected and shall have qualified. The directors shall be chosen and elected by a plurality of the whole number of shares voted.
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Section 3.  A Director may be removed by the majority vote of the stockholders at any of their meetings. A Director may also be removed by the vote of a majority of the remaining Directors at a special meeting of the Board called by the President or Secretary, at the request of the Superintendent of Insurance of New York.

Section 4. Whenever any vacancy in the Board of Directors shall occur by death, resignation, removal or otherwise, and whenever the number of directors is increased, such vacancy may be filled and such additional directors may be elected, for the remainder of the term in which such event shall happen, by a majority vote of the directors then in office in such manner as may be prescribed by the By-Laws.

Section 5. If the directors shall not be elected in any year at the annual meeting of stockholders as hereinabove provided, or if, because of a vacancy or vacancies on the Board of Directors, the number of the Board shall be less than thirteen (13), the Corporation shall not for that reason be dissolved, but every director shall continue to hold office and discharge his duties until his successor shall have been elected.

Section 6. At all times a majority of the directors shall be citizens and residents of the United States, not less than three
(3) thereof shall be residents of the State of New York, and each director shall be at least twenty-one (21) years of age.

                            ARTICLE VI

The Board of Directors of the Corporation shall, immediately after the organization of the Corporation, and thereafter at its first meeting after each election of directors by the stockholders, elect from their number a Chairman and a President and shall also elect a Treasurer and a Secretary who need not be members of the Board of Directors, each of whom shall hold office at the pleasure of the Board and until his successor shall be elected by the Board of Directors. The Board of Directors of the Corporation shall have power at any time to appoint one or more Vice Presidents and such other officers, agents or clerks as said Board of Directors shall deem expedient or proper for carrying on the business of the corporation and any person so appointed shall hold office at the pleasure of the Board of Directors. Vacancies in any elective office may be filled for the remainder of the term in which the same shall occur by a majority vote of the directors then in office.

                            ARTICLE VII

Except as otherwise provided by law, the presence in person or by proxy at any meeting of stockholders of the holders of a majority of shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum. If, however, such majority shall not be represented at any meeting of the stockholders, the holders of a majority of the shares present or represented and entitled to vote thereat shall have power to adjourn the meeting from time to time without notice until the requisite amount of shares entitled to vote at such meeting
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shall be represented.  At such adjourned meeting at which the requisite number of shares entitled to vote thereat shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

The annual meeting of the stockholders of the Corporation shall be held in the State of New York on the last Tuesday of April in each year. Should the day designated fall on a legal holiday, then said meeting shall be held on the next succeeding full business day.

                           ARTICLE VIII

The names and post office residence addresses of the directors, who shall serve until the first annual meeting of the Corporation, are as follows:

                                      Post Office
     Name                           Residence Address

SIDNEY BARON                        60 Turner Place
                                    Brooklyn, New York

FRED P. DAWSON                      17 Waller Avenue
                                    Ossining, New York 10562

HAROLD S. NACHMANN                  3 Washington Square Village
                                    New York, New York 10012

HOWARD W. BENNETT                   218 Northfield Road
                                    Millington, New Jersey

THOMAS A. LYNCH, JR.                5 Edgewood Court
                                    Parsippany, New Jersey

WESLEY F. MULLER                    320 South Street, Apt. F-1
                                    Morristown, New Jersey

DAVID J. SHERWOOD                   85 May Drive
                                    Chatham, New Jersey 07928

FRANCIS VAN ORMAN                   83 Old Short Hills Road
                                    Short Hills, New Jersey

JOHN I. AHLERS                      12 Capilano Drive
                                    Novato, California 94947

ROBERT P. J. COONEY                 2618 Buchanan Street
                                    San Francisco, California

JAMES F. CRAFTS                     2604 Jackson Street
                                    San Francisco, California 94115

KENNETH T. KING                     553 Ravenscourt Road
                                    Hillsborough, California

FRED H. MERRILL                     2222 Hyde Street
                                    San Francisco, California
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                                      Post Office
     Name                           Residence Address

LOUIS W. NIGGEMAN                   296 Makin Grade
                                    Kentfield, California

                            ARTICLE IX

The duration of the corporate existence of this Corporation shall be perpetual.

                             ARTICLE X

The holders of stock of the Corporation shall not have any pre-emptive, preferential or other right to subscribe for or purchase or acquire any shares of any class of stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of stock of any class or any other securities now or hereafter authorized and whether the same shall be issued for cash, services or property, or by way of dividend, or otherwise, other than such right, if any, as the Board of Directors in its discretion from time to time may determine; but all such shares of stock or other securities may be issued and disposed of by the Board of Directors, to the extent permitted by law, in such manner to such person or persons, on such terms, for such consideration and for such corporate purposes as the Board of Directors may deem advisable.

The fiscal year of the Corporation shall be the calendar year.

                            ARTICLE XI

The amount of the authorized capital of this Corporation shall be ONE MILLION ($1,000,000) DOLLARS, to consist of ONE HUNDRED
THOUSAND (100,000) shares of stock of the par value of TEN ($10.00) DOLLARS per share.

                            ARTICLE XII

The Corporation may establish, maintain and operate offices and agencies and conduct business outside of the State of New York and in other states, territories, dependencies, protectorates and in the District of Columbia, in such form and manner as the Board of Directors may determine.

                           ARTICLE XIII

The Board of Directors shall adopt By-Laws for its own regulation and that of the conduct of the business of the Corporation, which By-Laws shall not be inconsistent with this Charter or with the laws of the State of New York, and which By-Laws may be modified, rescinded or amended from time to time by majority vote of the Board of Directors at any special meeting called for that purpose, or at any regular meeting.